Exhibit 10.45A

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is made and entered into on the 11th day of April, 2005, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and JOHN BONDE (the “Executive”). CSGS and Systems collectively are referred to in this First Amendment and the Employment Agreement referred to below as the Companies.

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WHEREAS, the Companies and the Executive entered into an Employment Agreement dated December 18, 2004 (the “Employment Agreement”); and

WHEREAS, the Companies and the Executive desire to amend the Employment Agreement as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. Effective as of the commencement of business on March 7, 2005, Paragraph 1 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“1. Employment and Duties. Each of the Companies hereby employs the Executive as an Executive Vice President throughout the term of this agreement and agrees to cause the Executive from time to time to be elected or appointed to such corporate office or position. The duties and responsibilities of the Executive shall include the duties and responsibilities of the Executive’s corporate office and position referred to in the preceding sentence which are set forth in the respective bylaws of the Companies from time to time and such other duties and responsibilities consistent with the Executive’s corporate office and position referred to in the preceding sentence and this agreement which the Board of Directors of CSGS (the “Board”), the Chief Executive Officer of CSGS, the President of CSGS, or the Chief Operating Officer of CSGS from time to time may assign to the Executive. If the Executive is elected or appointed as a director of CSGS or Systems or as an officer or director of any of the respective subsidiaries of the Companies during the term of this agreement, then he also shall serve in such capacity or capacities but without additional compensation.”

2. Effective as of the commencement of business on April 1, 2005, Paragraph 4 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“4. Base Salary. For all services to be rendered by the Executive pursuant to this agreement, the Companies agree to pay the Executive during the term of this agreement a base salary (the “Base Salary”) at an annual rate of Four Hundred Fifty Thousand Dollars ($450,000.00). The Executive’s annual incentive bonus provided for in Paragraph 5 and all other compensation and benefits to which the Executive is or may become entitled pursuant to this agreement or under any plans or programs of the Companies shall be in addition to the Base Salary.”

3. Effective as of the commencement of business on April 1, 2005, The final sentence of Paragraph 5 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“Such incentive bonus program shall provide the opportunity for the Executive to earn an incentive bonus of not less than seventy-five percent (75%) of his Base Salary if the agreed upon objectives for 2005 and 2006, respectively, are fully achieved.”

4. Effective as of the commencement of business on April 1, 2005, Paragraph 7 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“7. Other Benefits. During the term of this agreement, the Companies shall provide to the Executive and his eligible dependents at the expense of the Companies individual or group medical, hospital, dental, and long-term disability insurance coverages and group life insurance coverage, in each case at least as favorable as those coverages which are provided to the other senior executives of the Companies. During the term of this agreement, the Executive shall be entitled to receive a monthly automobile allowance from the Companies in the amount of Eight Hundred Dollars ($800.00) and to financial and tax planning services in accordance with the current policies and practices of the Companies for its senior executives. During the term of this agreement, the Companies shall pay an initiation fee and the monthly dues and assessments necessary to provide and maintain for the Executive a social membership in a country club or social club in the Denver, Colorado, metropolitan area selected by the Executive; usage charges (such as but not limited to charges for meals) imposed by such club shall be paid or reimbursed to the Executive to the extent they fall within the scope of Paragraph 6 and shall be paid by the Executive without right of reimbursement to the extent they are personal in nature. During the term of this agreement, the Executive also shall be entitled to participate in such other benefit plans or programs which the Companies from time to time may make available to their employees generally (except such programs, such as the 1996 Employee Stock Purchase Plan of CSGS, in which executive officers of CSGS are not eligible to participate because of securities law restrictions). The Stock Incentive Plans of CSGS are administered by the Compensation Committee of the Board, and such Committee has sole authority to make grants to the Executive under such Plans. The Companies agree that (i) the Committee granted to the Executive a restricted stock award under the 1996 Stock Incentive Plan of CSGS covering 75,000 shares of the Common Stock of CSGS on January 11, 2005 and (ii) if the Executive is employed by the Companies on July 1, 2005, the Committee shall grant to the Executive an additional restricted stock award under a Stock Incentive Plan of CSGS covering 25,000 shares of the Common Stock of CSGS (July 2005 RSA”). The vesting of the shares covered by such restricted stock awards will be at the rate of 25% of the shares covered by an award on each of the first four anniversaries of the award date if the Executive is then employed by the Companies with the immediate vesting of any unvested shares covered by such restricted stock awards upon a Change of Control, provided however, that for purposes of the July 2005 RSA only, Paragraph 15e(i) and (ii) of the Employment Agreement as they appear in the July 2005 RSA shall be amended and the term “50%” shall be substituted and replace the term “30%” in connection with the definition of the term Sold Business ; however, such grants and their respective vesting schedules will not in any way obligate the Companies to continue the employment of the Executive in any capacity or for any particular period of time or be deemed to extend the term of this agreement.”

5. Effective as of the commencement of business on March 7, 2005, subparagraph (f) of Paragraph 10 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“(f) Constructive Termination. If at any time during the term of this agreement the Board, the Chief Executive Officer of CSGS, the President of CSGS, the Chief Operating Officer of CSGS, or a Permitted Assignee (i) materially alters the duties and responsibilities of the Executive provided for in Paragraph 1, (ii) assigns to the Executive duties and responsibilities materially inappropriate for an executive vice president of the Companies without the Executive’s written consent, (iii) materially reduces the Executive’s Base Salary from the amount of Base Salary in effect immediately prior to such reduction, (iv) without the Executive’s written consent, relocates the Executive’s executive office or principal personal residence in violation of Paragraph 3 of this agreement, or (v) is in material breach of this agreement, then, at the election of the Executive (such election to be made by written notice from the Executive to the Board or the Permitted Assignee, as may be appropriate in the circumstances), (x) such action by the Board, the Chief Executive Officer of CSGS, the Chief Operating Officer of CSGS, the President of CSGS, or such Permitted Assignee shall constitute a constructive termination of the Executive’s employment by the Companies for a reason other than cause (the “Constructive Termination”), (y) the Executive thereupon may resign from his offices and positions with the Companies and shall not be obligated to perform any further services of any kind to or for the Companies, and (z) the Executive shall be entitled to receive from the Companies (and the Permitted Assignee, if applicable) at the applicable times all of the compensation, benefits, and other payments described in subparagraph (d) or subparagraph (e) of this Paragraph 10 (whichever may be applicable), as if the effective date of the Executive’s resignation were the effective date of his termination of employment for purposes of determining such compensation, benefits, and other payments. Notwithstanding the foregoing provisions of this subparagraph (f), before exercising any of his rights pursuant to the preceding sentence, the Executive shall give written notice to the Board of CSGS setting forth the Executive’s intent to exercise such rights and specifying the Constructive Termination which the Executive claims to be the basis for such intended exercise; and the Companies shall have twenty (20) days after the Board has received such notice to take such actions, if any, as the Companies may deem appropriate to eliminate such claimed Constructive Termination (without thereby admitting that a Constructive Termination had occurred). If the Companies so act to eliminate such claimed Constructive Termination, then the Executive shall not have any rights under this subparagraph (f) with respect to such claimed Constructive Termination.”

6. Upon the execution of this First Amendment to Employment Agreement by the parties, any subsequent reference to the Employment Agreement between the parties shall mean the Employment Agreement as amended by this First Amendment thereto. As amended by this First Amendment to Employment Agreement, the Employment Agreement shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, each of the parties has caused this First Amendment to Employment Agreement to be executed as of the date first set forth above.

CSG SYSTEMS INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Edward C. Nafus
Edward C. Nafus, President

CSG SYSTEMS, INC., a Delaware corporation

By:	/s/ Edward C. Nafus
Edward C. Nafus, President

/s/ John Bonde
John Bonde

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